Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD DECLARES QUARTERLY DIVIDEND

Newport Beach, CA – March 10, 2014 – American Vanguard Corp. (NYSE:AVD) announced that its Board of Directors has declared a $0.05 cash dividend payment to be distributed on April 18, 2014 to shareholders of record as of April 4, 2014. Eric Wintemute, Chairman and CEO of American Vanguard, stated, “We are pleased to declare this dividend payment which continues our lengthy history of providing such returns to our shareholders. We appreciate our investors’ continued support as we pursue profitable growth in the crop protection and public health markets worldwide.”

Historical Cash Dividends:

	January	April	July	October	Annual
2014	$0.05	$0.05
2013	N/A	$0.07	$0.05	$0.05	$0.17
2012	N/A	$0.05	N/A	$0.07	$0.12
2011	N/A	$0.03	N/A	$0.05	$0.08

Notes: A Special Dividend of $0.10 per share was paid in December 2012 and is not included in the 2012 dividend calculation above. The Company revised its dividend payment method from a semi-annual to a quarterly approach beginning in the second half of 2013.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

In its public commentary, the Company may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are based on estimates by the Company’s management that are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Contact Information:
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com